EX-99.d(52)


                        INVESTMENT SUB-ADVISORY AGREEMENT


     This AGREEMENT is effective this 3rd day of April 2002, by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and JANUS CAPITAL MANAGEMENT, LLC, a Delaware limited liability corporation and registered investment adviser ("Sub-Adviser").


     WHEREAS, Adviser is the investment manager for the JNL Series Trust (the "Trust"), an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

     WHEREAS, Adviser desires to retain Sub-Adviser as Adviser's agent to furnish investment advisory services to the investment portfolios of the Trust listed on Schedule A hereto (each a "Fund" and collectively the "Funds").

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment. Adviser hereby appoints Sub-Adviser to provide certain sub-investment advisory services to the Funds for the period and on the terms set forth in this Agreement. Sub-Adviser accepts such appointments and agrees to furnish the services herein set forth for the compensation herein provided.

2.   Delivery of Documents and Information.

     (a) Adviser has furnished Sub-Adviser with copies properly certified or authenticated of each of the following:

          (i) the Trust's Agreement and Declaration of Trust, as filed with the Secretary of State of The Commonwealth of Massachusetts on June 1, 1994, and all amendments thereto or restatements thereof (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the "Declaration of Trust");

          (ii) the Trust's By-Laws and amendments thereto;


          (iii)resolutions of the Trust's Board of Trustees authorizing the appointment of Sub-Adviser and approving this Agreement and resolutions of the Trust's Board of Trustees which may affect the duties of Adviser or Sub-Adviser;


          (iv) the Trust's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the "SEC") and all amendments thereto;

          (v) the Trust's Registration Statement on Form N-IA under the Securities Act of 1933, as amended ("1933 Act") and under the 1940 Act as filed with the SEC and all amendments thereto insofar as such Registration Statement and such amendments relate to the Funds (the "Registration Statement"),

          (vi) the Trust's most recent prospectus and Statement of Additional Information for the Funds (collectively called the "Prospectus"); and

          (vii)a copy of the Trust's agreement with the Custodian (the "Custodian") designated to hold the assets in the Trust and any modification to such agreement (the "Custody Agreement"). The Funds' assets shall be maintained in the custody of the Custodian and in accordance with the Custody Agreement. Any assets added to the Funds shall be delivered directly to the Custodian. Sub-Adviser shall have no liability for the acts or omissions of the Custodian.

     (b) Adviser also will furnish the Sub-Adviser from time to time with the following:

          (i) copies of all amendments of or supplements to the documents set forth in Section 2(a) above, before or at the time the amendments or supplements become effective;

          (ii) timely information regarding such matters as the composition of assets in the Funds, cash requirements and cash available for investment in the Funds, and any information as may be reasonably necessary for Sub-Adviser to perform its responsibilities in connection with this Agreement, including without limitation, information relating to Adviser's liquidity procedures, cross-trade procedures and any other procedures;

          (iii)certified copies of any financial statements or reports prepared for the Trust, including the Funds, by certified or independent public accountants, and copies of any financial statements or reports made by the Funds to their shareholders or to any governmental body or securities exchange; and

          (iv) any further materials or information which Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement

3. Management. Subject always to the supervision of Trust's Board of Trustees and the Adviser, Sub-Adviser will have exclusive authority to furnish an investment program in respect of, and to make investment decisions for, all assets of the Funds and without prior consultation with the Adviser, to buy, sell, lend, and otherwise trade in any stocks, bonds, and other securities and investment instruments on behalf of the Funds, and except as otherwise provided in this Agreement, without regard to the length of time the securities and investment instruments have been held and the resulting rate of portfolio turnover or any tax considerations. Subject to the investment objectives, policies, and restrictions concerning the Funds set forth in the Declaration of Trust and By-Laws and in the Registration Statement, the Funds may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash as Sub-Adviser shall determine. In the performance of its duties, Sub-Adviser will monitor the Funds' investments, and will comply with the provisions of Trust's Declaration of Trust and By Laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Funds. Sub-Adviser and Adviser will each be available to the other from time to time at reasonable times to review investment policies of the Funds and to consult with each other regarding the investment affairs of the Funds. Sub-Adviser is responsible for compliance with the provisions of Section 817(h) of the Internal Revenue Code of 1986, as amended, applicable to the Funds.

     Sub-Adviser represents the following:

     (a) Sub-Adviser is a corporation duly organized, validly existing and in good standing as a corporation under the laws of the State of Colorado.

     (b) Sub-Adviser has all requisite corporate power and authority under the laws of Colorado and federal securities laws to execute, deliver, and perform this Agreement.

     (c) All necessary corporate proceedings of Sub-Adviser have been duly taken to authorize the execution, delivery and performance of this Agreement by Sub-Adviser.

     (d) Sub-Adviser is a registered investment adviser under the Investment Adviser's Act of 1940.

     (e) Sub-Adviser will conform with all applicable Rules and Regulations of the Securities and Exchange Commission in all material respects.

     (f) Sub-Adviser will place orders pursuant to its investment determinations for the Funds either directly with the issuer or with any broker or dealer selected by Sub-Adviser. Purchase or sell orders for the Funds may be aggregated with contemporaneous purchase or sell orders of other clients of Sub-Adviser. In placing orders with brokers and dealers, the Sub-Adviser will attempt to obtain the best combination of prompt execution of orders in an effective manner and at the most favorable price. Consistent with this obligation, Sub-Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Sub-Adviser with research advice and other services. Sub-Adviser may pay a broker or dealer a commission for effecting a securities transaction in excess of the commission or dealer spread another broker or dealer would have charged for effecting that transaction if Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research services or products, may be viewed in terms of either that particular transaction or the overall responsibilities which Sub-Adviser and its affiliates have with respect to the funds and to accounts over which they exercise investment discretion, and not all such services or products may be used by Sub-Adviser in managing the Funds. Portfolio securities may be purchased from or sold to the Adviser, Sub-Adviser or any affiliated person of either the Trust, Adviser, or Sub-Adviser, as may be permitted under the 1940 Act.

     (g) Sub-Adviser will report regularly to Adviser and to the Board of Trustees and will be available for the purpose of reviewing with representatives of Adviser and the Board of Trustees on a regular basis at reasonable times the management of the Funds, including, without limitation, review of the general investment strategies of the Funds, the performance of the Funds in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by Adviser.

     (h) Sub-Adviser will prepare and maintain such books and records with respect to the Funds' securities transactions and will furnish Adviser and Trust's Board of Trustees such periodic and special reports as may be mutually agreed upon. The preparation and filing of Schedule 13G and Form 13F on behalf of the Funds shall be the responsibility of Sub-Adviser.

     (i) Sub-Adviser will treat confidentially and as proprietary information of Trust all such records and other information relative to Trust maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal penalties or contempt proceedings for failure to comply, when requested to divulge such information by du y constituted authorities, or when so requested by Trust; and

     (j) Sub-Adviser will vote proxies received in connection with securities held by the Funds.

4.   Representations of Adviser. Adviser represents the following:

     (a) Adviser is a corporation duly organized, validly existing, and in good standing as a corporation under the laws of Michigan.

     (b) Adviser has all requisite corporate power and authority under the laws of Michigan and under federal securities laws to execute, deliver and perform this Agreement.

     (c) All necessary corporate proceedings of Adviser and the Funds have been duly taken to authorize the execution, delivery and performance of this Agreement by Adviser.

     (d) Adviser is a registered investment adviser under the Investment Adviser's Act of 1940.

     (e) Adviser has received a copy of Sub-Adviser's most recent Form ADV as filed with the SEC.

5. Confidentiality and Proprietary Rights. Adviser will not directly, or indirectly, and will not permit its employees, officers, directors, agents, contractors, and the Funds to, in any form or by any means, use, disclose, or furnish, to any person or entity, records or information concerning the business of Sub-Adviser, except as necessary for the performance of its duties under this Agreement or its Investment Management Agreement with the Trust. Sub-Adviser is the sole owner of the name and mark "Janus." Adviser shall not, and shall use its best efforts to cause the Funds not to, without prior written consent of Sub-Adviser, use the name and mark "Janus" or make representations regarding the Sub-Adviser or its affiliates. Upon termination of this Agreement for any reason, Investment Manager shall immediately cease, and shall use its best efforts to cause the Funds to immediately cease, all use of any Janus mark.

6. Expenses. Adviser shall assume and pay all its organizational, operational, and business expenses not specifically assumed or agreed to be paid by Sub-Adviser pursuant to this Agreement, including, without limitation, (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Funds; and (c) custodian fees and expenses. Any reimbursement of advisory fees required by any expense limitation provision and any liability arising out of a violation of Section 36(b) of the 1940 Act shall be the sole responsibility of Adviser. Adviser and Sub-Adviser shall not be considered as partners or participants in a joint venture.
     Sub-Adviser will pay its own expenses for the services to be provided pursuant to this Agreement to the extent not assumed by Adviser above, and will not be obligated to pay any expenses of Adviser, the Trust, or the Funds. Subject to the foregoing, during the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement.

7. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records maintained and preserved pursuant to the provisions of Rules 31a-1 and 31a-2 which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Sub-Adviser under the 1940 Act.

8. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee, accrued daily and payable monthly, in accordance with Schedule B hereto.

9. Services to Others. Adviser understands, and has advised the Trust's Board of Trustees, that Sub-Adviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser or sub-investment adviser to other investment companies. Adviser has no objection to Sub-Adviser acting in such capacities, provided that whenever the Funds and one or more other investment advisory clients of Sub-Adviser have available funds for investment, investments selected for each will be allocated in a manner believed by Sub-Adviser to be equitable to each. Adviser recognizes, and has advised Trust's Board of Trustees, that in some cases this procedure may adversely affect the size of the position that the participating Fund(s) may obtain in a particular security. In addition, Adviser understands, and has advised Trust's Board of Trustees, that the persons employed by Sub-Adviser to assist in Sub-Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

     This Agreement shall not in any way limit or restrict Sub-Adviser, its affiliates, or any of its directors, officers, employees, or agents from buying, selling, or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting. Sub-Adviser shall for purposes of this Agreement be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Funds or Adviser in any way or otherwise be deemed an agent of the Funds or Adviser other than in furtherance of its duties and responsibilities set forth in this Agreement. Sub-Adviser shall not be subject to any written code of ethics adopted pursuant to Rule 17j-l(b) of the 1940 Act, unless such code is specifically adopted by Sub-Adviser.

10. Limitation of Liability. Except as may otherwise be provided by federal securities laws, Adviser will not take any action against Sub-Adviser to hold Sub-Adviser liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of Sub-Adviser's duties under this Agreement, including, without limitation, any loss in connection with pricing, except for a loss resulting from Sub-Adviser's willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

     Adviser and the Funds shall hold harmless and indemnify Sub-Adviser for any loss, liability, cost, damage, or expense (including reasonable attorneys' fees and costs) relating to the Funds arising from any claim or demand by any past or present shareholder of the Funds that is not based upon the activities provided by Sub-Adviser pursuant to this Agreement. Adviser acknowledges and agrees that Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Funds or that the Funds will perform comparably with any standard or index, including other clients of Sub-Adviser, whether public or private.

11. Indemnification. Adviser and the Sub-Adviser each agree to indemnify the other against any claim against, loss or liability to such other party (including reasonable attorneys' fees) arising out of any action on the part of the indemnifying party which constitutes willful misfeasance, bad faith or gross negligence.


12. Duration and Termination. This Agreement will become effective upon execution and, unless sooner terminated as provided herein, will continue in effect for one year from such date.


     Thereafter, if not terminated as to a Fund, this Agreement will continue in effect as to a Fund for successive periods of 12 months, provided that such continuation is specifically approved at least annually in the manner required by the 1940 Act and the rules and regulations thereunder. Notwithstanding the foregoing, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, on sixty days' written notice to Sub-Adviser by the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund. This Agreement may also be terminated as to a Fund at any time, without the payment of any penalty, on ninety days' written notice by the Adviser or Sub-Adviser. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms majority of the outstanding voting "securities", "interested persons" and "assignment" have the same meaning of such terms in the 1940 Act.)

13. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated, except as required by applicable law, and only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

14. Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

15. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will be binding upon and shall inure to the benefit of the parties hereto.

     The name "JNL Series Trust" and "Trustees of JNL Series Trust" refer respectively to the Trust created by, and the Trustees, as trustees but not individually or personally, acting from time to time under the Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of the "JNL Series Trust" entered in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, Shareholders or representatives of Trust personally, but bind only the assets of Trust, and persons dealing with the Fund must look solely to the assets of Trust belonging to such Fund for the enforcement of any claims against Trust.

16. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and the substantive laws of the State of Michigan.


     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Agreement to be executed as of this 3rd day of April 2002.



                          Jackson National Asset Management, LLC


                          By:     /s/ Mark Nerud
                             --------------------------------------------------


                          Name:   Mark Nerud
                               ------------------------------------------------

                          Title:  Chief Financial Officer
                                --------------------------------------


                          JANUS CAPITAL MANAGEMENT, LLC



                          By:  /s/ Bonnie Howe
                              --------------------------------------------

                          Name:  Bonnie Howe
                                --------------------------------------------

                          Title:  Vice President
                                 --------------------------------------------

                                   SCHEDULE A

                                  APRIL 2, 2002

                                     (Funds)

                            JNL/Janus Balanced Series
                       JNL/Janus Aggressive Growth Series
                         JNL/Janus Capital Growth Series
                        JNL/Janus Global Equities Series
                        JNL/Janus Growth & Income Series

                                   SCHEDULE B

                                  APRIL 2, 2002

                                 (Compensation)

                         JNL/Janus Capital Growth Series

   Average Daily Net Assets                          Annual Rate
   ------------------------                          -----------
  $0 to $100 million                                    .55%
  $100 million to $500 million                          .50%
  Amounts over $500 million                             .45%

                       JNL/Janus Aggressive Growth Series

   Average Daily Net Assets                          Annual Rate
   ------------------------                          -----------
  $0 to $100 million                                    .55%
  $100 million to $500 million                          .50%
  Amounts over $500 million                             .45%

                        JNL/Janus Global Equities Series

   Average Daily Net Assets                          Annual Rate
   ------------------------                          -----------
  $0 to $100 million                                    .55%
  $100 million to $500 million                          .50%
  Amounts over $500 million                             .45%

                            JNL/Janus Balanced Series

   Average Daily Net Assets                          Annual Rate
   ------------------------                          -----------
  $0 to $100 million                                    .55%
  $100 million to $500 million                          .50%
  Amounts over $500 million                             .45%

                        JNL/Janus Growth & Income Series

   Average Daily Net Assets                          Annual Rate
   ------------------------                          -----------
  $0 to $100 million                                    .55%
  $100 million to $500 million                          .50%
  Amounts over $500 million                             .45%